                    GENERAL RELEASE AND SEPARATION AGREEMENT


         THIS GENERAL RELEASE AND SEPARATION AGREEMENT (this "Agreement") is hereby entered into this 5th day of May, 2000, between KEITH LORIS (the "Employee") and SOFTLOCK.COM, INC. ("SoftLock") and SOFTLOCK SERVICES, INC., both Delaware corporations (collectively, the "Company") (hereinafter the Employee and the Company are sometimes individually referred to as a "Party" and collectively as the "Parties").

         WHEREAS, the Employee has been and is employed by the Company pursuant to an Employment Agreement dated September 2, 1998, a copy of which is attached hereto as EXHIBIT A (the "Employment Agreement"); and

         WHEREAS, the Employee and the Company desire to conclude the Employee's service as President and Chief Executive Officer of the Company on mutually satisfactory terms; and

         WHEREAS, the Company and the Employee desire to formalize their arrangements to revise the terms of their employment relationship for a certain period and thereafter forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues and disputes that do or could relate thereto or arise out of the employment relationship or the severance thereof without any admission of liability or finding or admission that the rights of either party were or have been in any way violated, solely for the purpose of amicably and finally ending the employment relationship between the parties;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the adequacy of which are hereby acknowledged by the parties, the Company and the Employee agree as follows

         1. CEO TERMINATION DATE. Effective April 17, 2000 (the "CEO Termination Date"), the Employee agrees and understands that his employment as the Company's Chief Executive Officer terminated and that he is no longer the Chief Executive Officer or an officer in any capacity of the Company (other than as President of the Company) or any of its affiliates or subsidiaries.

         2. PRESIDENT TERMINATION DATE. Effective May 5, 2000 (the "President Termination Date"), the Employee agrees and understands that his employment as the Company's President will terminate and that he will no longer be the President or an officer in any capacity of the Company or any of its affiliates or subsidiaries.

         3. TRANSITION PERIOD EMPLOYMENT. Effective May 5, 2000 and (subject to the next sentence) continuing through and including November 6, 2000 (the "Transition Period"), the Employee shall serve as an employee of the Company and agrees to be available periodically to the Company's Chief Executive Officer as and to the extent reasonably required by the Chief Executive Officer to assist the Chief Executive Officer in management and transition issues and for any public or investor issues. The Company shall not terminate the Employee's employment during the Transition Period except for cause as defined in Section 2.3(d) of Employee's Employment Agreement or pursuant to Section 25(d) of this Agreement. The Company agrees to provide the Employee with continued reasonable use of his e-mail address and voice mailbox during the transition period, subject to all Company policies, procedures and practices related to employee use of these services. Any appropriate and reasonable expenses incurred by the Employee in connection with his services to the Company during the Transition Period will be reimbursed promptly by the Company in accordance with its policies and practices in existence at the time the expense is submitted, PROVIDED, HOWEVER, that the Employee agrees to remit receipts for all such reimbursable expenses. The Employee understands that during the Transition Period he is not authorized to take any action on behalf of the Company, nor is he authorized to hold himself out as a representative or spokesperson of the Company unless any act or representation is authorized by the Company in writing in a document signed by the Company's Chief Executive Officer.

         4. NO RE-EMPLOYMENT. The Employee acknowledges that he does not possess any rights or claims to any future employment with the Company or its successors, affiliates or subsidiaries upon expiration or termination by the Company of the Transition Period. The Employee further affirms that he shall never again knowingly apply for or otherwise seek employment with the Company or its successors, affiliates or subsidiaries upon the termination of his employment.

         5. COMPENSATION DURING TRANSITION PERIOD. During the Transition Period, the Company agrees to pay the Employee, in lawful money of the United States of America, his base compensation as in effect as of the President Termination Date which is semi-monthly payments at an annual rate of $168,000, less all lawful deductions. The Employee shall not be entitled to receive any bonus or other incentives generally available to the Company's employees and management. Such payments shall be made by automatic direct deposit, subject to all applicable federal, state and local withholdings. The Employee agrees that he shall be responsible for all of the Employee's federal, state and local tax assessments, if any, associated with these payments and further agrees to indemnify and hold harmless the Company for any tax assessment, penalty, or other costs, if any, associated with the Employee's taxes for this payment.

         6. ALTERNATIVE EMPLOYMENT. During the Transition Period, the Employee may seek and obtain alternative employment, PROVIDED, HOWEVER, (i) the Employee shall not breach his obligations set forth in Sections 3 or 8 hereof, and (ii) unless the Employee gives notice to the Company that he has terminated his employment with the Company, his acceptance of employment with another entity, or the carrying on of a business as a consultant, sole proprietor, partner or in any other capacity, shall not (subject to Section 25(d) hereof) be deemed to constitute termination by the Employee of his employment with the Company. Should the Employee give notice that he has terminated his employment with the Company, that shall not be deemed a breach of this Agreement.

         7. BENEFITS COVERAGE. During the Transition Period, the Employee shall continue to receive the same benefits in effect as of the President Termination Date, and the Company shall continue to pay its portion of the premiums as in effect as of the President Termination Date. The parties expressly agree and understand that, except as expressly provided for herein, the

Employee shall not be entitled to participate in any of the Company's stock option or employee stock purchase plans after the CEO Termination Date. The Employee recognizes that for purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and applicable state law, a "qualifying event" and an "applicable change in status" will occur on November 6, 2000.

         8. NON-COMPETITION AGREEMENT. The Company and the Employee agree that, notwithstanding any other provisions of this Agreement or the Sotftlock.com Nondisclosure and Solicitation, Confidentiality and Assignment of Intellectual Property Agreement signed by the Employee and dated October 15, 1999 (the "October 15, 1999 Agreement", attached hereto as Exhibit B), the provisions of Sections 2.4, 2.5 and 2.6 of the Employment Agreement remain in full force and effect, with the respective two (2) year period beginning on November 1, 2000. To the extent that there is any inconsistency or conflict between or among the terms of this Agreement, the Sections of the Employment Agreement referenced in this Section and/or the October 15, 1999 Agreement, the terms of this Agreement shall control.

         9. REFERENCES. The Employee will direct all requests for references to the Company's Human Resources Manager. In response to such requests for written references, the Company will provide the prospective employer with a personally addressed letter of reference in the form attached hereto and incorporated herein by reference as EXHIBIT C (the "Reference Letter"). In response to requests for oral references, the Company will provide information, which is substantially consistent with that contained in the Reference Letter. The Company shall not provide any unfavorable, derogatory or disparaging information about the Employee in response to any requests for references provided that they are addressed to the Company's Human Resources Manager as required by this
Section 9.

         10. UNEMPLOYMENT COMPENSATION BENEFITS. The Company agrees not to contest any claim the Employee may make for unemployment compensation benefits; PROVIDED, HOWEVER, the Employee understands that the Company will satisfy its statutory obligations to provide the accurate reason for the Employee's separation.

         11. GENERAL RELEASE.

             (a) The Employee, for himself for his heirs, executors, administrators, personal representatives, successors and assigns (herein sometimes referred to as "Releasor") does hereby irrevocably release, acquit, exonerate and forever discharge the Company each of its affiliates, subsidiaries, successors, purchasers, assigns, trustees, officers, directors, stockholders, agents, attorneys, servants, representatives and employees (hereinafter individually and collectively sometimes called "Releasees"), of and from all and every manner of action and actions, cause and causes of actions, grievances, arbitrations, obligations, damages, demands, liabilities, defenses, suits, debts, dues, sums of monies, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, libels, slanders, trespasses, damages, judgments, expenses, executions and claims whatsoever, known or unknown, in law and/or equity, mixed or otherwise, which the Releasor ever had, now has or hereafter can, shall or may have against the Releasees, individually, collectively, jointly or severally, for, upon, or by reason of any matter, act, occurrence, omission, transaction or cause or thing whatsoever, from the beginning of time to the date of this Agreement, including but not limited to any claim or action, cause or causes of action, known or unknown, which Releasor ever had, now has, or hereafter can, shall or may have against the Releasees, individually, jointly, severally or collectively, arising out of, as a consequence of, or by reason of, resulting from, or connected in any way with Releasor's employment by Releasees or termination of that employment, specifically including but not limited to, claims of discrimination based on race, sex, age, national origin, religion, marital status, status as a handicapped or disabled individual, or veteran status, under the Age Discrimination in Employment Act (29 U.S.C. ss.621, ET Seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. ss.2000(e), ET Seq.), the Employee Retirement Income Security Act (29 U.S.C. ss.1001, ET SEQ.), the Americans with Disabilities Act (42 U.S.C. ss. 1201 ET Seq.), the Family and Medical Leave Act (29 U.S.C. 2601 ET SEQ.) or any other federal, state or local law or ordinance prohibiting employment discrimination, or any other cause of action or claim of statutory breach of contract, or any other breach of contract, claim, wrongful discharge or tort or statutory claim of whatever kind. The Employee acknowledges, understands and expressly agrees that this Agreement is a general release.

             (b) The Employee expressly waives any and all forms of severance set forth in Section 2.3(f)(ii) of the Employment Agreement and releases and forever discharges the Company from any and all claims of any kind that he has or may have against the Company related thereto.

         12. FILING OF ACTIONS. The Employee agrees and covenants not to make or file any lawsuits, complaints, or other proceedings covered by the general release in Section 11 hereof, including but not limited to any suits in the local or state courts, the United States Federal District Court or any other court or forum, on behalf of himself or any other person or entity against the Company relating to or referring in any way to the Employee's employment with the Company and that as to any such lawsuits, complaints or other proceedings which have already been made or filed, Employee agrees to withdraw and dismiss with prejudice any and all such lawsuits, complaints and/or other proceedings. Nothing in Section 11 or this Section 12 shall be construed as preventing the Parties from enforcing the rights and obligations provided for or by this Agreement.

         13. NO ADMISSION OF LIABILITY. The Parties agree that the above-mentioned consideration, and all other undertakings by the Parties, are not to be construed as admissions of wrongdoing or liability on the part of either Party under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

         14. LIMITATION OF ATTORNEYS' FEES. The Parties agree that neither this Agreement, nor any part of it, shall be interpreted to render either Party a prevailing party for any reason, including but not limited to, an award of attorneys' fees under any statute or otherwise and each Party specifically waives any right to claim counsel fees, status as a prevailing party or any other such relief, except in any action brought as a result of a breach of this Agreement.

         15. CONFIDENTIALITY OF AGREEMENT. The Parties agree that the terms, provisions, and conditions of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed to any person or entity other than (i) by the Employee to (a) his immediate family, (b) his legal counsel and any financial advisor of the Employee or (c) a prospective or then-current employer, partner or investor solely to the extent necessary to inform the employer or such other party prior to accepting an offer of employment or entering into a business relationship of the restrictive covenants contained in this Agreement, (ii) by the Company to its executive management team, Board of Directors, Human Resources Manager, attorneys or auditors and (iii) in no other event except as specifically requested by a governmental agency pursuant to a tax audit or, in the case of the Company as part of any disclosure required by the federal securities laws or regulations or the Securities and Exchange Commission, or as otherwise may be required by law or as may be necessary to enforce or effectuate this Agreement. If a party is compelled by any such request or requirement of a governmental agency or law or regulations to disclose any one or more of the provisions of this Agreement, that party shall inform the other party in writing of the circumstances requiring such disclosure, provided that in the case of disclosure pursuant to the federal securities laws or regulations, no such disclosure or information shall be required. Each party further agrees that a violation of the terms of this Section 15 regarding the confidentiality of this Agreement is a material breach of this Agreement, for which the nonbreaching party may immediately seek legal, equitable, injunctive, monetary or any other appropriate relief in a court of competent jurisdiction without the posting of a bond or the requirement of any guarantee.

         16. DISPARAGING REMARKS. Each party agrees not to make unfavorable, derogatory or disparaging comments about the other (which, for purposes of this Section 16, includes, in the case of comments by the Employee about the Company, the Company's supervisors, management, employees, operations or policies) and that each party will not knowingly and intentionally provoke, foster or encourage any acts of ill will toward the other party.. Each party agrees that any overt act by the party in violation of this Section 16 is a material breach of this Agreement for which the nonbreaching party may immediately seek legal, equitable, injunctive, monetary or any other appropriate relief in a court of competent jurisdiction without the posing of a bond or any guarantee.

         17. NO TRANSFER OR ASSIGNMENT OF CLAIMS. The Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or a portion thereof or interest therein.

         18. CONFIDENTIALITY COVENANT. The Employee shall not, at any time prior to or after the Transition Period, divulge, use or communicate any Confidential Information to any person other than those officers or employees of the Company who have need to know such information, or as specifically allowed by the Company in writing, or which the Company is required to disclose pursuant to any law, regulation, or court or administrative order. As used in this Agreement, the term "Confidential Information" shall mean all of the confidential and proprietary information of or relating to the Company including without limitation: (i) all customers and customer lists of the Company; (ii) any and all financial statements, financial data, names or identities of individuals or entities that have purchased securities or otherwise participated in any private offering of the Company's common or preferred stock, research and development, engineering information, legal information, purchasing information, manufacturing information, marketing and sales plans, customer lists, business records, contracts (whether material or not), corporate books and records, drawings, designs, diagrams, processes, plans, computer hardware and software, methods, formulae, trade secrets, techniques, know-how, discoveries, concepts and ideas (oral or written), which pertain or relate to the Company, regardless of form and whether or not patented or patentable, copyrighted or able to be copyrighted, or registered as a trademark or registrable as a trademark; (iii) all improvements, alterations and enhancements to any of the foregoing used in or relating in any way by the Company; (iv) any and all information developed, extracted, compiled or extrapolated from any of the foregoing; (v) any and all concepts or ideas reasonably related to or arising out of the foregoing (whether oral or written); and (vi) any and all documents or other materials in tangible form containing, relating to or pertaining to any of the foregoing, in whole or in part.

         19. DISCLOSURE OF CONFIDENTIAL INFORMATION. The disclosure of Confidential Information by the Employee shall not violate this Agreement if such disclosure: (i) is of information that has been explicitly approved by the Chief Executive Officer and Board of Directors of the Company for release by the Employee to specified persons or the general public or has been released by the Company to the general public; or (ii) is pursuant to an order or subpoena of a court or governmental agency of competent jurisdiction, provided that the Employee shall first have given the Company reasonable opportunity to seek a confidentiality order or other confidential treatment of such Confidential Information. Further, the confidentiality and nondisclosure provisions contained in Section 18 shall not apply to anything falling within the definition of Confidential Information in Section 18 if and when it becomes a matter of public knowledge through no act or omission of the Employee; or if it was already known by the Employee prior to the commencement of his employment or any other party in question other than as a result of a breach of this Agreement or any other confidentiality obligation.

         20. DELIVERY OF CONFIDENTIAL INFORMATION. On the President Termination Date or at any other time immediately upon the Company's request, the Employee shall deliver to the Company all Confidential Information, including, but not limited to, memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by the Employee in the course of Employee's services to the Company or made available to the Employee during the course of Employee's services to the Company, and any copies or abstracts thereof, whether or not of a secret or confidential nature.

         21. INTELLECTUAL PROPERTY COVENANT. The Employee agrees to and does hereby assign, transfer and convey to the Company and its successors and assigns, the entire right, title and interest in and to any Intellectual Property, including, but not limited to, all ideas, designs, improvements, inventions, discoveries and software relating to the Company's business, made, developed or conceived by the Employee, either solely or jointly with others, from the date of the Employment Agreement through and including the end of the Transition Period (the "Employment Term"), whether prior or subsequent to the execution of this Agreement, whether made, developed or conceived by the Employee during or outside of regular working hours or on or away from the Company's premises or at the expense of the Employee, the Company or some other person or persons; provided, however, that as to any Intellectual Property made, developed or conceived by the Employee after the President Termination Date, this Section shall apply solely to Intellectual Property developed by the Employee in the course of actually performing services for the Company under
Section 3 and that incorporates or includes any Confidential

Information of the Company. The Employee, upon the request and at the expense of the Company, shall and shall use the Employee's best efforts to cause any such other person(s) to promptly and fully disclose each and all such discoveries, inventions, improvements, ideas or innovations to the Company or any nominee(s) thereof. The Employee, upon the request and at the expense of the Company, shall and shall use the Employee's best efforts to cause any such other person(s) to, assign to the Company, without further compensation therefore, all right, title and interest in and to each and all such discoveries, inventions, improvements, ideas or innovations which are reduced to writings, drawings or practice within one (1) year after the end of the Employment Term As used in this Agreement, the term "Intellectual Property" shall mean any and all inventions, improvements, ideas and innovations, whether or not patentable, which the Employee may invent, discover, originate, make or conceive during the Employee's services to the Company, whether prior to or during the Employment Term, either solely or jointly with others, and which in any way relate to or are or may be used in connection with the business of the Company, provided, however, that as to any Intellectual Property made, developed or conceived by the Employee after the CEO Termination Date, this Section shall apply solely to Intellectual Property developed by the Employee in the course of actually performing services for the Company under Section 3 and that incorporates or includes any Confidential Information of the Company.

         22. EXECUTION OF DOCUMENTS. The Employee agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company or any nominee(s) thereof, and all appropriate applications, instruments, assignments and other documents, which the Company shall deem necessary or desirable to protect its entire right, title and interest in and to any Intellectual Property.

         23. PATENT PROTECTION. The Employee agrees, upon the request and at the expense of the Company or any person to whom the Company may have granted or grants rights, to execute any and all appropriate applications, assignments, instruments and papers, which the Company shall deem necessary for the procurement in the United States of America and foreign countries of patent protection for Intellectual Property conveyable to the Company under Section 21, including the executing of new, provisional, continuing and reissue applications, to make all rightful oaths, to testify in any proceeding before any governmental authority authorized to grant or administer patent protection or before any court, and generally to do everything lawfully possible to aid the Company and its successors, assigns and nominees to obtain, enjoy and enforce proper patent protection for Intellectual Property conveyable to the Company under Section 21. The obligations of the Employee under this Section 23 shall apply for a period of two (2) years after the end of the Employment Period.

         24. REASSIGNMENT OF CERTAIN RIGHTS TO THE EMPLOYEE. The Company agrees that it will release, reassign, transfer and convey to the Employee, or at the written direction of the Employee, the Employee's successors and assigns, all right, title and interest in and to any Intellectual Property which the Company finds, in its sole discretion, does not relate to any matter in which the Company may have or may reasonably be expected to develop an interest.

         25. REMEDIES.

             (a) The Employee understands and agrees that the Company will suffer irreparable harm in the event that the Employee breaches any of its covenants and agreements contained in Sections 18 through 23 and 32 hereof as well as Section 2.6 of the Employment Agreement, and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of any one or more of the covenants and agreements contained in Paragraphs 18 through 23 hereof as well as Section 2.6 of the Employment Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the Employee, or by the Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with the Employee.

             (b) The Employee covenants and agrees that if the Employee shall violate any of the covenants and agreements contained in Paragraphs 18 through 23 and 32 hereof as well as Section 2.6 of the Employment Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violations. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Agreement.

             (c) Notwithstanding the provisions of Section 14 hereof: the Employee covenants and agrees that if the Employee shall violate any of the covenants and agreements contained in Sections 15, 16, 18 through 23 and 32 hereof as well as Section 2.6 of the Employment Agreement, the Employee also shall pay all reasonable attorney fees of the Company incurred in enforcing its rights under any such provisions.

             (d) In the event that the Employee breaches any provision of this Agreement, the Company may, in addition to any other remedies specified herein or available to it under applicable law, immediately terminate the Employee's employment and the Transition Period set forth in Section 3 hereof. In the event the Employee's employment or the Transition Period is terminated, the Company shall only be obligated to pay the Employee those remaining semi-monthly payments set forth in Section 5 hereof, which the parties agree shall be considered partial but adequate consideration for the continued enforcement of the Employee's promises, covenants and obligations set forth in Sections 8, 15, 16, 18 through 23 and 32 of this Agreement. The Employee understands that should his employment or the Transition Period be terminated pursuant to this Section 25, or for any other reason, then all of the Employee's stock options which have vested and have not yet been exercised may only be exercised within ninety (90) days of the accelerated termination of the Employee's employment; and that upon the end of the ninety (90) day period, any unexercised options shall automatically terminate.

             (e) Should the Company determine that a breach of this Agreement exists, it shall provide the Employee with written notice specifying the breach and giving him five (5) business days to cure or otherwise remedy the breach before pursuing any other action to enforce the terms of this Agreement. If the breach is so cured or remedied within the five (5) day period, then it shall not be deemed a breach.

         26. STOCK OPTIONS.

             (a) All time-based vesting of the Employee's original grant of 1,182,870 incentive stock options set forth in the Employment Agreement (the "Original Grant") shall cease effective May 5, 2000. Any and all remaining incentive stock options (except for those options set forth in subsection (b) hereof) that have not vested as of May 5, 2000 will terminate and be canceled.

             (b) From the Original Grant, 78,858 of the incentive stock options will be immediately vested upon execution and delivery of this Agreement and the expiration of the seven (7) day period referred to in Section 37 hereof.

             (c) Subject to the provisions of Section 3 and/or 25(d) hereof which shorten such exercise period, the Employee shall be able to exercise his vested stock options (including both incentive stock options and non-statutory stock options) during the Transition Period and, the ninety (90) day period commencing November 6, 2000 and terminating February 6, 2001.

             (d) If the Employee secures alternative employment as permitted by
Section 6 hereof and, as a result thereof, any of the Employee's incentive stock options become, by operation of law, nonstatutory stock options prior to February 6, 2001 (or such earlier date as may occur pursuant to Sections 3 and/or 25(d)), the Employee agrees to indemnify and hold harmless SoftLock, its directors and officers, for all applicable withholding taxes on the exercise of the Employee's stock options.

             (e) If the Employee elects to exercise any vested option the Employee agrees to pay SoftLock in immediately available funds (i) the exercise price to exercise his stock options granted pursuant to this Agreement or previously pursuant to the Employment Agreement and (ii) for all withholding taxes due upon the Employee's exercise of nonstatutory stock options. The Employee is prohibited from exercising his stock options via cashless exercise or cashless tax withholding by SoftLock, but may exercise his stock options via cashless exercise through a broker or other third party in compliance with all applicable laws.

             (f) SoftLock will use its commercially reasonable efforts to file a registration statement in Form S-8 with respect to stock options issued under the 1998 Stock Option Plan by August 15, 2000 in order to permit the Employee to receive shares of SoftLock's common stock which have been registered under the Securities Act of 1933 for any stock options exercised after such registration.

             (g) If the Employee provides a Notice of Intention to Sell under
Section 3.2 of the Restated Shareholders Agreement and the Company does not elect to purchase all of the equities so offered, the Company shall provide him with written confirmation of this fact in a form reasonably requested by a broker or other financial institution with whom Employee is doing a cashless exercise of options for such equities or any other pledgee or buyer. In addition, the Company will request each Preferred Group (as defined in the Restated Shareholders

Agreement) to provide such a written confirmation, and/or a confirmation that the Preferred Group declines to exercise its rights to participate in a sale under said Section 3.2, or a waiver of the Preferred Group's rights under said
Section 3.2, with respect to any equities of the Employee so offered to the Preferred Groups under that Section.

         27. FILING REQUIREMENTS. The Employee agrees to comply with all Securities and Exchange Commission filing requirements in a timely fashion and to provide copies of all such filings to the Company within fifteen (15) days of filing.

         28. SOFTLOCK PROPERTY. The Employee agrees to return all Company property in his possession or control, whether at the Company's offices or elsewhere, including but not limited to documents, information and computers, on May 5, 2000 or immediately upon the request of the Chief Executive Officer.

         29. COMPLIANCE WITH OTHER AGREEMENTS. The Employee agrees to comply with all agreements to which he has become a party during his tenure with the Company, including but not limited to all confidentiality agreements and that certain Shareholders' and Rights Agreement dated December 30, 1999 and that certain Restated Shareholders' and Rights Agreement dated February 10, 2000.

         30. DIRECTOR STATUS. The Employee agrees to resign from the Board of Directors of SoftLock immediately following the annual meeting of shareholders on June 16, 2000 or earlier at the request of the Board of Directors of SoftLock.

         31. BINDING EFFECT. The Employee agrees that this Agreement shall be binding upon and inure to the benefit of his assigns, personal representatives, heirs, executors, and administrators of the Employee and the predecessors, affiliates, subsidiaries, officers, directors, stockholders, successors, purchasers, assigns, agents, representatives, and employees of the Company. Should there be a consolidation or merger of the Company with or into another corporation or entity, or a purchase of all or substantially all of the assets or stock of the Company by another entity, it is agreed that the surviving or acquiring corporation will succeed to the rights and obligations of the Company under this Agreement. The obligations of the Employee and the Company under this Agreement shall survive the termination of the Employment Term.

         32. NON-SOLICITATION OF EMPLOYEES. The Employee shall not, during the Transition Period and for a period of two (2) years after the end of the Transition Period, solicit or seek to persuade any employee of the Company to discontinue employment with the Company or become employed in any business competitive, directly or indirectly, with the Company's business.

         33. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties and supercedes and preempts any and all prior understandings, agreements or representations by or between the parties, written or oral except as incorporated herein.

         34. SEVERABILITY AND ENFORCEMENT. The Parties agree and acknowledge that the provisions of this Agreement and those sections of the Employment Agreement referred to in Section 8 hereof shall be devisable and separate, so that, if any provision or provisions of this Agreement or any provisions of those sections of the Employment Agreement referred to in Section 8 hereof are held to be unreasonable, unlawful, or unenforceable, such holdings shall not impair or render invalid the remaining provisions of this Agreement or any remaining provisions of the Employment Agreement referred to in Section 8 hereof. If any of these provisions is held to be too broad or unreasonable in duration, scope or character of restriction to be enforced, such provision shall be modified to the extent necessary so that any provision or portion thereof shall be legally enforceable to the fullest extent permitted by law, and the parties hereto expressly authorize any Court of competent jurisdiction to modify and enforce any such provision or portion thereof so that any and all provisions or portions hereof shall be enforced by such Court to the fullest extent permitted by law as is the intention of the parties.

         35. NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the Party against whom such waiver is charged. The failure of any Party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions. The acceptance of performance of anything required by the Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

         36. GOVERNING LAW. THE COMPANY AND THE EMPLOYEE HEREBY AGREE THAT THIS AGREEMENT AND ALL MATTERS, SUITS, WHETHER IN EQUITY OR AT LAW, CAUSES OF ACTION, CLAIMS, CROSS-CLAIMS, COUNTERCLAIMS, DEMANDS, OBLIGATIONS, ACTIONS, SURVIVAL CLAIMS, RIGHTS, DAMAGES, COSTS, ATTORNEY'S FEES OR EXPENSES OF ANY KIND OR IN ANY WAY RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE COMMONWEALTH OF MASSACHUSETTS.

         37. REVIEW BY COUNSEL; REVOCATION PERIOD. The Employee represents that he has fully reviewed the terms of this Agreement and has discussed it with his legal counsel who negotiated its terms on his behalf. The Employee expressly acknowledges that he has been given twenty-one (21) days to consider this Agreement before signing it. The Employee hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, including its effects as a general release, and is acting of his own free will. For a period of seven (7) days following the execution of this Agreement, the Employee may revoke it and this Agreement shall not become effective or enforceable until the revocation period has expired. The Employee further understands and agrees that this Agreement must be both considered and/or revoked as a whole and that no consideration paid or payable to the Employee, including without limitation, the immediate vesting of those stock options set forth in Section 26(b) hereof and any payment due to the Employee during the Transition Period and the continuation of the


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

Employee's status as an employee of the Company during the Transition Period, shall be paid or occur unless and until the revocation period expires and the Employee has declined to revoke this Agreement.

         38. AFFIRMATION OF CONSIDERATION. The Employee expressly agrees and understands that the immediate vesting of those stock options set forth in
Section 26(b) hereof, the continuation of the Employee's status as an employee (subject to Sections 3 and 25(d) hereof), and all other consideration on the part of the Company hereunder, is being offered to the Employee by the Company as partial, but adequate consideration for the Employee's promises and covenants set forth in this Agreement, particularly including, but without limitation, those set forth in Sections 8, 15, 16, 18 through 23 and 32 of this Agreement. Furthermore, the Employee expressly agrees and understands that the opportunity for immediate vesting of the stock options set forth in Section 26(b) hereof would not have been offered to the Employee absent his promise to abide by the terms and conditions of this Agreement.

         39. NO RELIANCE ON THE COMPANY. The Employee represents that he has read this Agreement, that he understands all of its terms, the he has had the opportunity to fully discuss and disclose the terms of this Agreement with his attorney as reflected in Paragraph 32 hereof, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any one of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect, particularly but without limitation this Agreement's operation as a general release.

         40. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the Company's principal place of business or to the Employee's last residential address recorded in the Company's records, respectively.

         41. HEADINGS. The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         42. MODIFICATION. This Agreement and any provisions hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         43. COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall constitute an original and together which shall constitute one and the same instrument.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]



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


         IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement as of the day and year first written above.

ATTEST/WITNESS:                               SOFTLOCK.COM, INC.,
                                              a Delaware corporation


 /s /Pamela Holscher                           /s/ Scott W. Griffith     (SEAL)
----------------------------                  ---------------------------
Name:                                         Name:    Scott W. Griffith
                                              Title:   Chief Executive Officer


                                              SOFTLOCK SERVICES, INC.,
                                              a Delaware corporation


 /s/Pamela Holscher                            /s/ Scott W. Griffith      (SEAL)
----------------------------                  ----------------------------
Name:                                         Name:    Scott W. Griffith
                                              Title:   Chief Executive Officer


                                              EMPLOYEE:


 /s/Pamela Holscher                            /s/ Keith Loris            (SEAL)
----------------------------                  ----------------------------
Name:                                         Keith Loris






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